                                                                     EXHIBIT 2.1



                                    FORM OF

                     REORGANIZATION AND SPIN-OFF AGREEMENT

                                    BETWEEN

                            ACCUSTAFF INCORPORATED

                                      AND

                           STRATEGIX SOLUTIONS, INC.

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
                                   ARTICLE I
                                  DEFINITIONS

1.01      Definitions..............................................    1

                              THE RESTRUCTURINGS

2.01      Capitalization of Strategix..............................    5
2.02      Certain Transactions.....................................    5
2.03      Other Agreements.........................................   10
2.04      Strategix Board..........................................   10
2.05      Certain Company Agreements...............................   10

                                  ARTICLE III
                              THE FIRST SPIN-OFF

3.01      The First Spin-Off.......................................   11
3.02      Timing of the First Spin-Off.............................   11
3.03      Mechanics of the First Spin-Off..........................   11

                                  ARTICLE IV
                                 THE OFFERING

4.02      Registration and Listing.................................   11

                                   ARTICLE V
                              THE SECOND SPIN-OFF

5.01      The Second Spin-Off......................................   12
5.02      Timing of the Second Spin-Off............................   12
5.03      Mechanics of the Second Spin-Off.........................   12
5.04      Conditions to Obligations................................   13

                                  ARTICLE VI
                         RELEASES AND INDEMNIFICATION

6.01      Mutual Release, Etc......................................   14
6.02      Notices to Third Parties.................................   14
6.03      Survival of Agreements and Representations and Warranties   15

6.04      Indemnification..........................................   15
6.05      Procedure for Indemnification for Third Party Claims.....   17
6.06      Remedies Cumulative......................................   18

                                  ARTICLE VII
                                   INSURANCE

7.01      Policies and Rights Included Within Strategix Business...   19
7.02      Post-Effective Date Claims...............................   19
7.03      Administration; Other Matters............................   20
7.04      Agreement for Waiver of Conflict and Shared Defense......   21
7.05      Cooperation..............................................   21

                                 ARTICLE VIII
                                   EXPENSES

8.01      Expenses.................................................   21

                                  ARTICLE IX
                                  TERMINATION

9.01      Termination..............................................   22


                                   ARTICLE X
                                 STOCK OPTION


                                  ARTICLE XI
                                 MISCELLANEOUS

10.01     Conditions to Obligations................................   22
10.02     Complete Agreement.......................................   23
10.03     Expenses.................................................   23
10.04     Governing Law............................................   23
10.05     Notices..................................................   23
10.06     Specific Performance.....................................   24
10.07     Amendment and Modification...............................   24
10.08     Successors and Assigns; Third-Party Beneficiaries........   24
10.09     Counterparts.............................................   24
10.10     Interpretation...........................................   25
10.11     Severability.............................................   25
10.12     References; Construction.................................   25


Schedule 1.01          -      Subsidiaries of Strategix
Schedule 2.02(a)(i)    -      Certain Strategix Business
Schedule 2.06          -      External Financings
Schedule 7.03(d)       -      Deductibles Under Shared Policies

Exhibit A - Tax Disaffiliation Agreement
Exhibit B - Employee Benefits Agreement
Exhibit C - Services Agreement
Exhibit D - Strategic Marketing and Cross-Selling Agreement
Exhibit E - Transferred Tradenames and Logos

     This REORGANIZATION AND SPIN-OFF AGREEMENT, dated as of _________, 1998 (this "Plan of Reorganization"), is entered into by and between AccuStaff Incorporated, a Florida corporation (the "Company"), and Strategix Solutions, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Strategix").

                                   RECITALS

     The Company is a leading provider of business services that include consulting and strategic staffing services in the areas of information technology and professional services. Strategix is a leading provider of business services that include diversified temporary commercial staffing, training, and outsourcing services. Strategix has been created pursuant to this Plan of Reorganization. As of the date of this Plan of Reorganization, Career Horizons, Inc., a wholly owned subsidiary of the Company ("Career Horizons"), owns all of the issued and outstanding common stock of Strategix. Strategix is effecting an initial public offering of certain shares of its common stock (the "Offering"). Prior to the Offering, Career Horizons will distribute all of the stock of Strategix to the Company and make certain other distributions, as described herein, designed to qualify as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the "Code") (the "First Spin-Off"). Upon completion of the Offering, subject to receipt of a favorable ruling from the Internal Revenue Service (the "Ruling") or an opinion of counsel, in each case acceptable as to form and substance to the Company, and subject to certain other conditions, the Company plans to distribute all of its stock in Strategix pro
                                                                          ---
rata to its shareholders and make certain other distributions, as described
----
herein, designed to qualify as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code (the "Second Spin-Off"). The corporate business purpose of the First Spin-Off and the Second Spin-Off is to enhance the Offering and the success of both the Strategix Business (defined below) and the Company Business (defined below).

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     1.01  Definitions.  As used in this Plan of Reorganization, the following
           -----------
terms shall have the following respective meanings:

     1.02 "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such first person, and shall include, without limitation, the officers, directors, general partners and subsidiary corporations of any person.

     "Career Horizons Common Stock" shall mean the common stock, par value $0.01 per share, of Career Horizons.

     "Claims Administration" shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

     "Code" shall have the meaning specified in the recitals to this Plan of Reorganization.

     "Company" shall have the meaning specified in the preamble to this Plan of Reorganization and shall mean any successors by way of merger or otherwise.

     "Company Business" shall have the meaning specified in Section 6.04.

     "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

     "Company Group" shall mean the Company and all of the Company Subsidiaries (but shall not include Strategix and the members of the Strategix Group).

     "Effective Date" shall mean the closing date of the initial public offering of Strategix on a Form S-1 Registration Statement that the SEC has declared effective.

     "Employee Benefits Agreement" shall have the meaning specified in Section 2.03.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "First Spin-Off" shall have the meaning specified in the recitals to this Plan of Reorganization.

     "Form S-1" shall mean the Registration Statement on Form S-1 filed by Strategix pursuant to this Plan of Reorganization.

     "Group" shall mean either the Strategix Group or the Company Group, as the case may be.

     "Indemnified Party" shall have the meaning specified in Section 6.05(a).

     "Indemnifying Party" shall have the meaning specified in Section 6.05(a).

     "Insurance Administration" shall mean, with respect to each Shared Policy, the accounting for (i) premiums, (ii) defense costs, (iii) indemnity payments,
(iv) deductibles and (v) retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Plan of Reorganization.

     "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

     "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

     "Liabilities" shall mean all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.

     "Losses" shall have the meaning specified in Section 6.04(a).

     "Market Price" of any shares of Common Stock on any date means (i) the average of the last sale price of such shares on each of the five trading days on the principal national securities exchange or automated interdealer quotation system o which such shares are traded or (ii) if such sale prices are unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to Strategix and the Company.

     "Material Adverse Effect on the Company" means a material adverse effect on the business, assets, properties or operations or financial condition of the Company or the Company's ability to consummate the transactions contemplated by this Plan of Reorganization and the other agreements.

     "Material Adverse Effect on Strategix" means a material adverse effect on the business, assets, properties or operations or financial condition of Strategix or Strategix's ability to consummate the transactions contemplated by this Plan of Reorganization and the other agreements.

     "Offering" shall have the meaning specified in the recitals to this Plan of Reorganization.

     "Other Agreements" shall have the meaning specified in Section 2.03.

     "person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

     "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, comprehensive commercial general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

     "Record Date" shall have the meaning specified in Section 5.03.

     "Registration Statement" shall mean the initial Registration Statement and all amendments thereto on Form S-1 filed by Strategix with the SEC.

     "Required Spin-off Percentage" shall mean at least 80% of the total voting power and value of the outstanding Capital Stock of Strategix.

     "Ruling" shall have the meaning specified in the recitals to this Plan of Reorganization.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC Documents" shall have the meaning specified in Section 6.04(a).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shared Policies" shall mean all Policies, current, past or future to the extent such Policies are entered into between the date hereof and the Second Spin-Off Date, that are owned or maintained by or on behalf of the Company or any member of the Company Group that relate, whether in whole or in part, to the Strategix Business.

     "Second Spin-Off" shall have the meaning specified in the recitals to this Plan of Reorganization.

     "Second Spin-Off Date" shall mean the date as of which the Second Spin-Off is effective.

     "Stock Option" shall have the meaning specified in Section 10.01.

     "Strategix" shall have the meaning specified in the preamble to this Plan of Reorganization and shall mean any successors by merger or otherwise.

     "Strategix Business" shall have the meaning specified in Section 6.04(a).

     "Strategix Common Stock" shall mean the common stock, par value $0.01 per share, of Strategix.

     "Strategix Group" shall mean Strategix and those subsidiaries listed on

SCHEDULE 1.01, including any subsidiary transferred to Strategix pursuant to
-------------
Section 2.02.

     "Strategix Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of any member of the Company Group, which relate to the Strategix Business but do not relate to the Company Business.

     "Strategix Preferred Stock" shall mean the preferred stock of Strategix.

     "Tax Disaffiliation Agreement" shall have the meaning specified in Section 2.03.

     "Third Party Claim" shall have the meaning specified in Section 6.05(a).

     "Transfer Agent" shall mean SunTrust Bank, Atlanta, Georgia, the transfer agent for the Company Common Stock.

     "Services Agreement" shall have the meaning specified in Section 2.03.

                                  ARTICLE II

                              THE RESTRUCTURINGS

     2.01  Capitalization of Strategix. The authorized capital stock of
           ---------------------------
           Strategix currently consists of 200,000,000 shares of Strategix Common Stock, of which ______ shares are issued and outstanding and owned beneficially and of record by Career Horizons and 20,000,000 shares of Strategix Preferred Stock, none of which shares have been issued or are outstanding.

     2.02  Certain Transactions.
           --------------------

     (a) On or prior to the First Spin-Off the following transactions shall occur:

          (i) Any and all intercompany debt existing between the Company Group and the Strategix Group shall be cancelled, repaid, disposed of, or otherwise adjusted so that prior to the First Spin-Off no intercompany debt will exist between the Company Group and the Strategix Group; any and all necessary corporate actions will be taken to accomplish this result.

          (ii) modis, inc., ("modis"), will reconstitute the following entities, which were liquidated during 1998, by creating six wholly owned corporations and contributing the assets formerly owned by the following entities to those corporations:

               (1)  Contract Staffing Group, Inc.
               (2)  Professionals for Computing, Inc.
               (3)  Programming Enterprises, Inc.
               (4)  TSG Professional Services, Inc.
               (5)  Why Systems, Inc.
               (6)  Zeitech Inc.;

          (iii) modis will form a wholly owned corporation and contribute to such corporation the assets formerly held by certain corporations previously merged into modis.

          (iv) modis will contribute the business assets formerly held by McKinley Group Inc. ("McKinley") and HJM Consulting, Inc. ("HJM") to Actium Technologies, Inc. ("Actium"), a wholly owned subsidiary of modis;

          (v) modis will contribute its limited partnership interest in each of modis of Georgia L.P. and modis of Pennsylvania, L.P., and the stock of each of the following corporations to Actium:

               (1) the modis subsidiaries formed pursuant to paragraph (i) hereof.
               (2) the modis subsidiary formed pursuant to paragraph (ii) hereof.
               (3)  modis of Georgia, Inc.
               (4)  modis of Pennsylvania, Inc.
               (5)  Berger IT Co.
               (6)  Executives Monitor, Inc.
               (7)  Computer Systems Development of America, Inc.
               (8)  Actium Tools, Inc.
               (9)  Actium Corporation.
               (10) AccuStaff/Computer Action, Inc;

          (vi) The Company will contribute the assets of TRAC, a division of the Company, and the stock of each of the following companies, to modis:

               (1)  Manchester, Inc.
               (2)  Special Counsel, Inc.
               (3)  LIT, Inc.
               (4)  Project Professionals, Inc.
               (5)  Amicus Staffing, Inc.
               (6)  Keystone Consulting Group, Inc.
               (7)  AMPL Incorporated
               (8)  Scientific Staffing
               (9)  Entegee, Inc.;

          (vii) modis will contribute the assets of TRAC, a division of modis, and the stock of each of the following corporations to Actium:

               (1)  Manchester, Inc.
               (2)  Special Counsel, Inc.
               (3)  LIT, Inc.
               (4)  Project Professionals, Inc.
               (5)  Amicus Staffing, Inc.
               (6)  Keystone Consulting Group, Inc.
               (7)  AMPL Incorporated
               (8)  Scientific Staffing
               (9)  Entegee, Inc;

          (viii) modis will merge with and into Career Horizons, with Career Horizons surviving, but changing its name to modis, pursuant to a plan and agreement of merger;

          (ix) Career Horizons will contribute the stock of the following companies to PL Services, Inc. ("PL Services"):

               (1)  The Richard Michael Group
               (2)  CHI Financial Services Inc.
               (3)  Century Temporary Services, Inc.
               (4)  Dial A Temporary, Inc.
               (5)  Temps & Co. Services, Inc.
               (6)  Temp Force, Inc.
               (7)  CAREER HORIZONS Payroll Services, Inc.
               (8)  Career Horizons Government Services, Inc.
               (9)  Staff-Additions, Inc.
               (10) Staffing Resources (SC) Inc.
               (11) CHI Services, Inc.
               (12) Health Force, Inc.

          (x) Strategix will draw down under its $300 million credit facility from NationsBank, N.A. an amount not to exceed $150 million.

          (xi) Career Horizons will contribute the stock of PL Services to Strategix in exchange for (i) the deemed distribution of Strategix stock to Career Horizons and (ii) the cash drawn down by Strategix under its $300 million credit facility from NationsBank, N.A.

     (b) On or prior to the Effective Date, or as soon as reasonably practicable thereafter, the following transactions shall occur:

          (i) AccuStaff LP-2, Inc. ("LP-2") will distribute all of its assets to the Company in complete liquidation.

          (ii) The Company will create two wholly owned corporations ("Placers LP, Inc." and "Accounting Principals LP, Inc.").

          (iii) The Company will contribute the limited partnership interest in Placers to Placers LP, Inc. and the limited partnership interest in Accounting Principals to Accounting Principals LP, Inc.

          (iv) AccuStaff GP, Inc. ("GP") will create two wholly owned corporations ("AccuStaff GP II, Inc." and "Accounting Principals GP, Inc.").

          (v) GP will contribute the general partnership interests in Excel and Placers to AccuStaff GP II, Inc. and the general partnership interest in Accounting Principals to Accounting Principals GP, Inc.

          (vi) GP will distribute all of its assets to the Company in complete liquidation.

          (vii) The Company will contribute all of the stock of Accounting Principals GP, Inc. and Accounting Principals LP, Inc.

          (viii) CHI Temporaries, Inc. ("CHITS") will redeem the stock of CHITS held by certain of its shareholders in exchange for their proportionate share of the assets of CHITS.

          (ix) AccuStaff Licensing Corp., a wholly owned corporation of the Company, will distribute to Company certain trade names.

          (x) The Company will contribute all of the stock of the following entities to Strategix:

               (1)  HR Management Services, Inc.
               (2)  Firstaff, Inc.
               (3)  Staffing Resources, Inc.
               (4)  Mathews Professional Employments Specialists, Inc.
               (5)  Temps America Inc.
               (6)  CGS Services, Inc.
               (7)  M&L Management Services, Inc.
               (8)  Office Specialists, Inc.
               (9)  Training Delivery Services, Inc.
               (10) MindSharp Learning Centers, Inc.
               (11) [People Systems, Inc.]
               (12) AccuStaff LP-I, Inc.
               (10) AccuStaff GP-II , Inc.

          (xi) The Company will contribute to Strategix, any and all other assets, properties, claims and rights, whether real or personal, tangible or intangible, owned by the Company Group, relating primarily to the Strategix Business in exchange for the net proceeds received by Strategix from the Offering plus the difference between $150 million and the amount distributed to the Company pursuant to Section 2.02(a)(xi).

          (xii) The Company will assign, transfer and convey to Strategix all of the Company Group's right, title and interest in and to the "AccuStaff" name and logo and the other names and logos and related tradenames and marks listed on EXHIBIT E attached hereto.
                     ---------

          (xiii) The Company will assign, transfer and convey, or cause to be assigned, transferred or conveyed, to Strategix, or the appropriate member of the Strategix Group designated by Strategix, all of the Company's or such member of the Company Group's respective right, title and interest to the assets, contracts, permits, licenses, authorizations and agreements listed or described on SCHEDULE 2.02(A)(I).
                            -------------------

     (c) In addition to the transactions described in Section 2.02(a) and (b), the Company and its Affiliates may take any and all actions, enter into any and all agreements, or undertake any transactions, whether or not described in
Section 2.02(a) or (b), to effectuate the purposes of this Plan of Reorganization so as to accomplish the First Spin-Off and the Second Spin-Off.

     (d) Neither the Company nor any of its Affiliates are obligated or required to undertake the transactions described in Section 2.02(a) or (b) if, at the time such transactions are to be engaged in, such transactions would not be consistent with, necessary, or helpful to accomplish the purposes of this Plan of Reorganization, or would conflict or not be consistent or compatible with other transactions or agreements undertaken pursuant to this Plan of Reorganization.

     (e) Strategix shall assume, pay, perform and discharge all Liabilities arising on or after the Effective Date in connection with or with respect to the Strategix Business. However, the Company shall be responsible for, pay, perform and discharge all Liabilities that arose prior to the Effective Date in connection with or with respect to the Strategix Business.

     (f) To the extent that any transfers or actions contemplated by this
Article II shall not have been consummated on or prior to the Effective Date, the parties shall cooperate to effect such transfers as promptly following the Effective Date as shall be practicable. In the event that any such transfer of the Strategix Business, including the assumption of all Liabilities arising from or with respect to such Strategix Business to the extent provided for in Section 2.02(b), has not been consummated, from and after the Effective Date the Company shall hold such the Strategix Business in trust for the use and benefit of Strategix (at Strategix's expense) upon receipt of an undertaking from Strategix to assume the Liabilities relating to such transfer, and take such other actions as may be reasonably requested in order to place Strategix, insofar as is reasonably possible, in the same position as would have existed had such Strategix Business been transferred and such Liabilities assumed as contemplated hereby.

     2.03 Other Agreements. On or prior to the Effective Date, the Company and
          ----------------
Strategix shall enter into the Tax Disaffiliation Agreement, substantially in the form attached hereto as EXHIBIT A (the "Tax Disaffiliation Agreement"), the
                            ---------
Employee Benefits Agreement, substantially in the form attached hereto as EXHIBIT B (the "Employee Benefits Agreement"), the Services Agreement,
---------
substantially in the form attached hereto as EXHIBIT C (the "Services
                                             ---------
Agreement"), the Strategix Marketing and Cross-Selling Agreement, substantially in the form attached hereto as EXHIBIT D (the "Strategix Marketing and Cross
                               ---------
Selling Agreement") and such other agreements as may be advisable in connection with the First Spin-Off and the Second Spin-off, including agreements with respect to restructuring, transfer of assets and assumption of liabilities and other matters, all such other agreements to be on terms reasonably acceptable to the Company and Strategix (the Tax Disaffiliation Agreement, the Employee Benefits Agreement, the Services Agreement, the Strategix Marketing and Cross-Selling Agreement, and such other agreements being collectively referred to herein as the "Other Agreements").

     2.04  Strategix Board.  Prior to the Effective Date, the parties hereto
           ---------------
shall use reasonable efforts to take all steps necessary so that, effective immediately after the Effective Date, the Board of Directors of Strategix shall be comprised of those individuals so named in the Registration Statement.

     2.05  Certain Company Agreements.  Section 1.3 of the Strategic Marketing
           --------------------------
and Cross-selling Agreement provides for a procedure to address agreements entered into by the Company prior to the Second Spin-Off that require provision of both Company Services and Strategix Services (as defined in the Services Agreement, "Joint Contracts"). The Company and Strategix shall cooperate and, if deemed mutually advisable or if required by the terms of the Joint Contracts, use their reasonable efforts to negotiate separate agreements with the customers that are parties to the Joint Contracts in order to permit the Company Group and the Strategix Group to each have the benefits of such agreements after the Effective Date. After the Second Spin-Off, no intercompany agreements between the Company Group and the Strategix Group will continue to exist except for the Tax Disaffiliation Agreement.

                                  ARTICLE III

                              THE FIRST SPIN-OFF

     3.01  The First Spin-Off.  Career Horizons will effectuate the First
           ------------------
Spin-Off by distributing to the Company (i) all of the Strategix stock and (ii) the cash received from Strategix pursuant to Section 2.02(a)(x) of this Plan of Reorganization in a transaction intended to qualify as a tax-free reorganization and distribution under Sections 368(a)(1)(D) and 355 of the Code.

     3.02  Timing of the First Spin-Off.  Subject to the terms and conditions
           ----------------------------
hereof, the Board of Directors of Career Horizons shall formally declare the First Spin-Off and pay it by delivery of certificates for Strategix Common Stock to the Company. The First Spin-Off shall be deemed to be effective upon notification by Career Horizons to the Company that the First Spin-Off has been declared and that Career Horizons will proceed with the First Spin-Off.

     3.03  Mechanics of the First Spin-Off. The First Spin-Off shall be
           -------------------------------
effected by the distribution to the Company of certificates representing the number of shares of Strategix Common Stock equal to the number of shares of Career Horizons Common Stock held by the Company. All shares of Career Horizons Common Stock delivered in the First Spin-Off shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

                                  ARTICLE IV

                                 THE OFFERING

     4.01  The Offering.  On the Effective Date, Strategix will offer to sell
           ------------
not more than 20 percent of the Strategix Common Stock to the public.

     4.02  Registration and Listing.  Prior to the Effective Date:
           ------------------------

     (a) Strategix shall prepare and file with the SEC a Registration Statement on Form S-1, with respect to ______ shares of Strategix Common Stock (the "Registration Statement"), and shall register the Strategix Common Stock with the SEC under the Exchange Act. Strategix shall use reasonable efforts to have the Registration Statement declared effective.

     (b) Strategix shall use reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws in connection with the transactions contemplated by this Plan of Reorganization.

     (c) Strategix shall prepare, and Strategix shall file and seek to make effective, an application for the listing of the Strategix Common Stock on the New York Stock Exchange, or such other exchange or quotations system as Strategix may determine in its discretion, subject to official notice of issuance.

     (d) The parties hereto shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit plans contemplated by the Employee Benefits Agreement requiring registration under the Securities Act or the Exchange Act.

                                   ARTICLE V

                              THE SECOND SPIN-OFF

     5.01  The Second Spin-Off.  The Company will effectuate the Second Spin-
          -------------------
Off by distributing (i) all of its Strategix Common Stock pro rata to the
                                                          --- ----
shareholders of the Company and (ii) the cash received from Strategix pursuant to Section 2.02(b)(xi) of this Plan of Reorganization and the cash received from Career Horizons pursuant to Section 2.02(a)(x) of this Plan of Reorganization to its creditors in a transaction intended to qualify as a tax-free reorganization and distribution under Sections 368(a)(1)(D) and 355 of the Code.

     5.02  Timing of the Second Spin-Off.  Subject to the terms and conditions
           -----------------------------
hereof, the Board of Directors of the Company shall formally declare the Second Spin-Off and pay it by delivery of certificates for Strategix Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Second Spin-Off shall be deemed to be effective upon notification by the Company to the Transfer Agent that the Second Spin-Off has been declared and that the Transfer Agent is authorized to proceed with the Second Spin-Off of the certificates representing shares of Strategix Common Stock.

     5.03  Mechanics of the Second Spin-Off. The Second Spin-Off shall be
          --------------------------------
effected by the distribution to each holder of record of the Company Common Stock, as of the close of the stock transfer books on the record date designated by, or pursuant to the authorization of, the Board of Directors of the Company (the "Record Date"), of certificates representing the number of shares of Strategix Common Stock equal to the number of shares of Company Common Stock held by such holder. All shares of Strategix Common Stock delivered in the Second Spin-Off shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

     5.04  Conditions to Obligations.  Subject to the terms and conditions
           -------------------------
hereof, Strategix and the Company will take all reasonable steps necessary and appropriate to cause all conditions to the Second Spin-Off to be satisfied and to effect the Second Spin-Off. The Board of Directors of the Company will have the sole discretion to determine the Second Spin-Off Date at any time commencing after the Effective Date and receipt of the Ruling. The Company has agreed to consummate the Second Spin-Off subject to the satisfaction or waiver by it, in its sole discretion, of the following conditions:

     (i) the Ruling shall have been obtained, and shall continue in effect, to the effect that, among other things, the First Spin-Off and the Second Spin-Off will each qualify as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code and the First Spin-Off and the Second Spin-Off will not result in recognition of any income, gain or loss for federal income tax purposes to Career Horizons, Strategix, the Company or the Company's shareholders, and such Ruling shall be in form and substance satisfactory to the Company, in its sole discretion;

     (ii) any material governmental approvals and third party consents necessary to consummate the First Spin-Off and the Second Spin-Off shall have been obtained and be in full force and effect;

     (iii) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Second Spin-Off shall be in effect, and no other event outside the control of the

Company shall have occurred or failed to occur that prevents the consummation of the Second Spin-Off; and

     (iv) no other events or developments shall have occurred subsequent to the Effective Date that, in the sole judgment of the Company, would result in the First Spin-Off and the Second Spin-Off having a material adverse effect on Career Horizons, Strategix, the Company or the Company's shareholders.

     The Company and Strategix have agreed that, after the Effective Date, none of the parties will take, or permit any of its Affiliates to take, any action
(i) which, if treated as occurring immediately prior to the First Spin-Off, would prevent the First Spin-Off from qualifying as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code; or (ii) which reasonably could be expected to prevent the Second Spin-Off from qualifying as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code. The parties have also agreed to take any reasonable actions necessary in order for the First Spin-Off and Second Spin-Off to qualify as a tax-free reorganization and distribution pursuant to Sections 368(a)(1)(D) and 355 of the Code. Without limiting the foregoing, after the Offering and prior to the date of the Second Spin-Off, Strategix will not issue or grant, directly or indirectly, any shares of its capital stock or any rights, warrants, options or other securities to purchase or acquire (whether upon conversion, exchange or otherwise) any shares of its capital stock (whether or not then exercisable, convertible or exchangeable), without the prior consent of the Company if such issuance or grant would reduce the Company's ownership of the Strategix Common Stock so that Strategix would not be controlled by the Company within the meaning of 368(c) of the Code.

                                  ARTICLE VI

                         RELEASES AND INDEMNIFICATION

     6.01  Mutual Release, Etc.  Effective upon the Second Spin-Off and except
           -------------------
as otherwise specifically set forth in this Plan of Reorganization, each of the Company and Strategix releases and forever discharges the other, and its Affiliates, successors and assigns and the officers, directors, employees, partners, agents and representatives of any of them, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other party or any of its successors or assigns, that the releasing party has or ever had, that arise out of or relate to events, circumstances or actions taken by such other party prior to the Second Spin-Off Date; provided, however, that the foregoing general release shall not apply to this Plan of Reorganization or the Other Agreements or the transactions contemplated hereby or thereby and shall not affect either party's right to enforce this Plan of Reorganization or any of the Other Agreements, in each case in accordance with its terms. Each party understands and agrees that, except as otherwise specifically provided herein, neither the other party nor any of its Affiliates, successors and assigns or the officers, directors, employees, partners, agents and representatives of any of them, in this Plan of Reorganization or any of the Other Agreements, is representing or warranting to such party in any way as to the assets, business or liabilities transferred, assumed or licensed as contemplated hereby or thereby, it being agreed and understood that each party shall take or keep all of its assets "as is" and that it shall bear the economic and legal risk that conveyance or licensing of such assets shall prove to be insufficient or that the title to any assets conveyed or licensed shall be other than good and marketable and free from encumbrances.

     6.02  Notices to Third Parties.  The members of the Company Group and the
           ------------------------
Strategix Group shall cooperate to make all filings and give notice to and use their reasonable efforts to obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Plan of Reorganization and the Other Agreements.

     6.03  Survival of Agreements and Representations and Warranties.  All
           ---------------------------------------------------------
covenants, agreements, representations and warranties of each of the Company and Strategix contained in this Plan of Reorganization shall survive the Second Spin-Off Date for the duration of any applicable statute of limitations with respect thereto.

     6.04  Indemnification.
           ---------------

     (a) Strategix agrees to indemnify and hold harmless the Company, and its Affiliates, successors and assigns and the officers, directors, employees, agents and representatives of any of them, from and against any and all losses, damages, claims or Liabilities, including reasonable attorneys' fees and disbursements (collectively "Losses"), arising out of, based upon, or resulting from (i) the operation of the businesses of, or relating to, Strategix or any other member of the Strategix Group (the "Strategix Business") (including those Losses arising due to the failure of Strategix or any other member of the Strategix Group to pay, perform or otherwise discharge its obligations under this Plan of Reorganization or arising out of or connected with the Strategix Business) and (ii) any material breach of any covenant contained in this Plan of Reorganization or the Other Agreements.

     Without limiting the generality of the foregoing, Strategix agrees to indemnify and hold harmless the Company, its officers, directors, employees, agents and representatives of any of them, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement on

Form S-1 or any other document filed with the SEC in connection with the transactions contemplated hereby or any preliminary or final form thereof or any amendment or supplement thereto (collectively, the "SEC Documents") or any omission or alleged omission to state in any SEC Document a material fact required to be stated therein or necessary to make the statements made therein not misleading, but in each case only to the extent such untrue statement or omission or alleged untrue statement or omission relates to any member of the Strategix Group or the Strategix Business.

     (b) The Company agrees to indemnify and hold harmless Strategix, its Affiliates, successors and assigns and the officers, directors, partners, employees, agents and representatives of any of them from and against any and all Losses arising out of, based upon, or resulting from (i) the operation of the businesses of, or relating to, the Company or any other member of the Company Group (the "Company Business") (including those Losses arising due to the failure of the Company or any other member of the Company Group to pay, perform or otherwise discharge its obligations under this Plan of Reorganization or arising out of or connected with the Company Business) or (ii) any material breach of any covenant contained in this Plan of Reorganization or the Other Agreements.

     Without limiting the generality of the foregoing, the Company agrees to indemnify and hold harmless Strategix, its officers, directors, partners, employees, agents and representatives of any of them, each person, if any, who controls Strategix within the meaning of Section 15 of the Securities Act or
Section 20(a) of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any SEC Document or any omission or alleged omission to state in any SEC Document a material fact required to be stated therein or necessary to make the statements made therein not misleading, but in each case only to the extent such untrue statement or omission or alleged untrue statement or omission does not relate to any member of the Strategix Group or the Strategix Business.

     (c) The indemnification provided by this Section 6.04 shall not include any Losses (i) relating to any Tax (as defined in the Tax Disaffiliation Agreement), which shall be covered exclusively by the Tax Disaffiliation Agreement or (ii) relating to matters for which indemnification is provided in any of the Other Agreements, which, in each case, shall be covered exclusively by the applicable provisions of such agreements.

     (d) If any indemnification provided in paragraph (a) or (b) of this Section
6.04 is unavailable for any reason, the parties shall contribute in respect of the applicable Losses on an equitable basis.

     (e) Any indemnification or contribution pursuant to this Section 6.04 shall be paid net of the amount of any insurance (other than any insurance paid for by the applicable indemnitee) or other amounts that would be payable by any third party to the indemnified party in the absence of this Plan of Reorganization. The parties hereto expressly agree that no insurer or other third party shall be
(i) entitled to any benefit if such entity would not be entitled to receive such benefit in the absence of the foregoing indemnification and contribution provisions, (ii) relieved of the responsibility to pay any claims for which it is under an obligation to pay or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

     (f) Notwithstanding any other provision hereof to the contrary, this
Section 6.04 shall not be deemed to create any obligation, or expand the scope of any existing obligation on the part of any party to this Plan of Reorganization to indemnify or hold harmless such party's own officers, directors, partners, employee, agents or representatives.

     (g) The amount of any indemnifiable Loss shall be (x) increased to take into account any net Tax cost actually incurred by the Indemnified Party arising from any payments received from the Indemnifying Party (grossed up for such increase) and (y) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnifiable Loss. In computing the amount of such Tax cost or Tax benefit, the Indemnified Party shall be deemed to have recognized all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an indemnifiable Loss or the incurrence or payment of any indemnifiable Loss.

    6.05  Procedure for Indemnification for Third Party Claims.
          ----------------------------------------------------

     (a) Any person seeking any indemnification provided for under this Plan of Reorganization (the "Indemnified Party") in respect of, arising out of or involving a claim made by any person against the Indemnified Party (a "Third-Party Claim"), shall notify in writing (and to the extent received, deliver copies of all related notices and documents, including court papers), to the party from whom indemnification is sought (the "Indemnifying Party") of the Third-Party Claim within 15 days after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification (or make such delivery) shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure.

     (b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses (except as provided below), to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses (except as provided below) subsequently incurred by the Indemnified Party in connection with the defense thereof. Notwithstanding the Indemnifying Party's election to assume the defense of such Third Party

Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Party pursuant to legal canons of ethics or other applicable law; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent it within 30 days after notice to the Indemnifying Party of the institution of such Third Party Claim or
(iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If the Indemnifying Party chooses to defend a Third Party Claim, each party hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available (subject to reimbursement by the Indemnifying Party of actual expenses incurred therewith) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall have the right to agree to a settlement, compromise or discharge of such Third Party Claim which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnified Party completely in connection with such Third Party Claim; provided that such settlement, compromise or discharge shall be subject to the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, unless, (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to the applicable claims, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent may not be withheld unless, in the Indemnifying Party's good-faith judgment, such settlement, compromise or discharge is unreasonable in light of such Third Party Claim against, and defenses available to, the Indemnified Party.

     (c) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnified Parties in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.

     6.06  Remedies Cumulative.  The remedies provided in this Article VI
           -------------------
shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any other remedies against any Indemnifying Party; provided, however, that the procedures set forth in Section 6.05 shall be the exclusive procedures governing any indemnity action brought under this Plan of Reorganization or otherwise and relating to a Third-Party Claim, except as otherwise specifically provided in any of the Other Agreements.

                                  ARTICLE VII

                                   INSURANCE

     7.01  Policies and Rights Included Within Strategix Business.  The
           ------------------------------------------------------
Strategix Business shall include (i) any and all rights of an insured party under each of the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of Strategix contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Date by any party in or in connection with the conduct of the Strategix Business or, to the extent any claim is made against Strategix or any member of the Strategix Group, the conduct of the Company Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute an assignment of such Shared Policies, or any of them, to Strategix, and (ii) the Strategix Policies.

     7.02  Post-Effective Date Claims.  If, subsequent to the Effective Date,
           --------------------------
any person shall assert a claim against Strategix or any member of the Strategix Group (including where Strategix or any member of the Strategix Group is a joint defendant with any person other than a member of the Company Group) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Date in, or in connection with, the conduct of the Strategix Business or, to the extent any claim is made against Strategix or any member of the Strategix Group (including where any member of the Strategix Group is a joint defendant with any person other than a member of the Company Group), in, or in connection with, the conduct of the Company Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Shared Policies, the Company shall, at the time such claim is asserted, to the extent any such Policy may require that Insurance Proceeds thereunder be collected directly by the named insured be deemed to designate, without need of further documentation, Strategix as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Shared Policy, and shall further be deemed to assign, without need of further documentation, to Strategix any and all rights of an insured party under such Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 9.02 shall be deemed to constitute an assignment of the Shared Policies, or any of them, to Strategix.

     7.03  Administration; Other Matters.
           -----------------------------

     (a) Except as otherwise provided in Section 7.02 hereof, from and after the Effective Date, the Company shall be responsible for Insurance Administration of, and Claims Administration under, the Shared Policies; provided that the retention of such responsibilities by the Company is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Plan of Reorganization; and provided further that the Company's retention of the administrative responsibilities for the Shared Policies shall not relieve Strategix, when submitting any Insured Claim, of its responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of Strategix's authority to settle any such Insured Claim within any period permitted or required by the relevant Policy. The Company may discharge its administrative responsibilities under this Section 7.03 by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such defense costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

     (b) Except for Losses that are subject to the indemnification provisions of
Section 7.02, the Company and Strategix shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of the Company or Strategix, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by the Company or Strategix or any defect in such claim or its processing.

     (c) In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims filed by the parties hereto with respect to the period of coverage under such Shared Policy, the parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims that were covered under such Shared Policy with respect to such coverage period (the "allocable portion of insurance proceeds"), and any party who has received Insurance Proceeds in excess of such party's allocable portion of such Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of such Insurance Proceeds pursuant hereto. Each of the parties agrees to use reasonable efforts to maximize available coverage under the Shared Policies, and to take all reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

     (d) In the event that each party has bona fide claims under any Shared Policy for which a deductible is payable with respect to the period of coverage under such Shared Policy, the parties agree that the aggregate amount of the deductible paid shall be borne by the parties in the same proportion that the Insurance Proceeds received by each such party with respect to such coverage period bears to the total Insurance Proceeds received under the applicable Shared Policy (the "allocable share of the deductible"), and any party that has paid more than such share of the deductible shall be entitled to receive from the other party an appropriate amount such that each party has borne its allocable share of the deductible pursuant hereto. For purposes of this paragraph 7.03(d), the amount of the relevant deductible under any Shared Policy shall be that set forth in Schedule 7.03(d) hereto.
                           ----------------

     7.04  Agreement for Waiver of Conflict and Shared Defense. In the event
           ---------------------------------------------------
that Insured Claims of both parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article VII shall be construed to limit or otherwise alter in any way the obligations of the parties to this Plan of Reorganization, including those created by this Plan of Reorganization or the Other Agreements, by operation of law or otherwise.

     7.05  Cooperation.  The parties agree to use their reasonable efforts to
           -----------
cooperate with respect to the various insurance matters contemplated by this Plan of Reorganization.

                                 ARTICLE VIII

                                   EXPENSES

     8.01  Expenses.  Strategix shall bear all fees and expenses of
           --------
accountants and outside counsel to Strategix in connection with the preparation, review and filing of the Registration Statement, all filing fees, printing and mailing expenses in connection with the Registration Statement, all exchange listing fees with respect to Strategix Common Stock any fees of transfer agents and registrants in connection with the Registration Statement, without limitation, all fees and disbursements of the underwriters if any, relating to the transactions contemplated hereby and the Other Agreements. The Company shall pay the expenses related to the First Spin-Off. Whether or not the Second Spin-Off is consummated, each party shall bear its own respective third-party fees, costs and expenses paid or incurred in connection with the Second Spin-Off.

                                  ARTICLE IX

                                  TERMINATION

     9.01  Termination.    This Plan of Reorganization may be terminated at any
           ------------
time prior to the Second Spin-Off Date by the mutual consent of Strategix and the Company, or by the Company at any time prior to the Effective Date. In addition, this Plan of Reorganization will terminate if the Second Spin-Off does not occur on or prior to December 31, 1999, unless extended by the Company and Strategix. If this Plan of Reorganization is terminated prior to the Effective Date, no party hereto (or any of its respective directors or officers) will have any liability or further obligation to any other party. In the event of any termination of this Plan of Reorganization on or after the Effective Date, only the provisions of this Plan of Reorganization that obligate the parties to pursue the Second Spin-Off, or take, or refrain from taking, actions which would or might prevent the Second Spin-Off from qualifying as a tax-free reorganization and distribution under Sections 368(a)(1)(D) and 355 of the Code, will terminate and the other provisions of this Plan of Reorganization and each Other Agreement will remain in full force and effect.

                                   ARTICLE X

                                 STOCK OPTION

     Strategix hereby grants to the Company a continuing option, transferable to any of its subsidiaries, to purchase, under certain circumstances, additional shares of Strategix Common Stock at the Market Price (the "Stock Option"). The Stock Option may be exercised by the Company on or before the Spin-off Date simultaneously with the issuance of any equity security of the Company (other than in the Offering or upon the exercise of the Underwriters' over-allotment options), with respect to Strategix Common Stock, only to the extent necessary to maintain the Required Spin-off Percentage.

                                  ARTICLE XI

                                 MISCELLANEOUS

     11.01  Conditions to Obligations.
            -------------------------

     (a) The obligations of the parties hereto to consummate the Second Spin-Off are subject to the satisfaction or waiver of each of the following conditions:

          (i) The Other Agreements shall have been executed and delivered by each of the Company and Strategix;

          (ii) The Registration Statement shall have become effective under the Exchange Act;

          (iii) The Strategix Common Stock shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance;

          (iv) No governmental authority or regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) to prevent or prohibit the Second Spin-Off; and

          (v) All other agreements or conditions set forth and described in
     Section 5.04 shall have been satisfied or waived.

     (b) Any determination made by the Board of Directors of the Company on behalf of either party hereto prior to the Second Spin-Off Date concerning the satisfaction or waiver of any or all of the conditions set forth in this Section shall be conclusive.

     11.02  Complete Agreement.  This Plan of Reorganization, the Exhibits and
            ------------------
Schedules hereto and the agreements and other documents referred to herein, including the Other Agreements, shall constitute the entire Plan of Reorganization between the parties hereto with respect to subject matter hereof (other than this Plan of Reorganization and the Schedules and Exhibits thereto) and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     11.03  Expenses.  Intentionally Omitted.
            --------

     11.04  Governing Law.  This Plan of Reorganization shall be governed by
            -------------
and construed in accordance with the laws of the State of Florida (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

     11.05  Notices.  All notices, requests, claims, demands and other
            -------
communications that are required or permitted hereunder shall be in writing and shall be sufficient if delivered in person, by overnight courier, by hand delivery, telecopied with confirmation of receipt, or sent by registered or certified mail, postage prepaid, return receipt requested, to the addresses set forth below, or to such other addresses of which either party shall notify the other party in accordance with this Section 11.05, and shall be deemed given as of the time of such delivery.

     If to Strategix prior to the Second Spin-Off Date:

          One Independent Drive
          Jacksonville, FL  32202
          Fax:  (904) 360-2521

     If to the Company:

          One Independent Drive
          Jacksonville, FL  32202
          Fax:  (904) 360-2521

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

     11.06  Specific Performance.  Each party hereto acknowledges that there is
            --------------------
no adequate remedy at law for failure by such party to comply with the provisions of this Plan of Reorganization and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore each party agrees that its agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Plan of Reorganization.

     11.07  Amendment and Modification.  This Plan of Reorganization may be
            --------------------------
amended, modified or supplemented only by a written Agreement signed by the parties hereto.

     11.08  Successors and Assigns; Third-Party Beneficiaries -.  This Plan of
            ------------------------------------------------- -
Reorganization and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Plan of Reorganization nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article VI relating to indemnities, which are also for the benefit of the applicable Indemnified Party, this Plan of Reorganization is solely for the benefit of the parties hereto, and is not intended to confer upon any other persons any rights or remedies hereunder.

     11.09  Counterparts.  This Plan of Reorganization may be executed in
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.10  Interpretation.
            --------------

     (a) The Article and Section headings contained in this Plan of Reorganization are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Plan of Reorganization.

     (b) The parties hereto intend that the Second Spin-Off shall be a as a tax-free distribution within the meaning of Section 355 of the Code, so that no gain or loss shall be recognized for federal income tax purposes as a result of such transaction, and all provisions of this Plan of Reorganization shall be so interpreted.

     11.11  Severability.  If any provision of this Plan of Reorganization or
            ------------
the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

     11.12  References; Construction.  References to any "Article", "Exhibit",
            ------------------------
"Schedule" or "Section", without more, are to Articles, Exhibits, Schedules and Sections to or of this Plan of Reorganization. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization to be duly executed as of the date first above written.

                              ACCUSTAFF INCORPORATED


                              By:
                                      ----------------------------------
                              Name:
                                      ----------------------------------
                              Title:
                                      ----------------------------------


                              STRATEGIX SOLUTIONS, INC.


                              By:
                                      ----------------------------------
                              Name:
                                      ----------------------------------
                              Title:
                                      ----------------------------------

                                 SCHEDULE 1.01


                           SUBSIDIARIES OF STRATEGIX

People Systems, Inc.
Office Specialists, Inc.
Training Delivery Services, Inc.
MindSharp Learning Centers, Inc.
HR Management Services, Inc.
Firstaff, Inc.
Staffing Resources, Inc.
Matthews Professional Employment Specialists, Inc.
Temps America, Inc.
CGS Services, Inc.
M&L Management Services, Inc.
AccuStaff LP-1, Inc.
Excel Temporary Services, L.P.
AccuStaff GP, Inc.
The Placers, Ltd.
Placers LP, Inc.
PL Services, Inc.
CHI Financial Services, Inc.
Contemporary Graphics Group, Inc.
EIM Associates, Inc.
The Richard Michael Group
Century Temporary Services, Inc.
Dial A Temporary, Inc.
Temps & Co. Services, Inc.
Temps & Co. Franchising Inc.
Temp Force, Inc.
Tempforce Company
CH Payroll Services, Inc.
Career Horizons Government Services, Inc.
Staff-Additions, Inc.
Staffing Resources (SC) Inc.
CHI Services, Inc.
Potomac Personnel Services, Inc.
The Original Tempo Health Power, Inc.
Health Force, Inc.
Healthforce Company
Health Force Operating Corp.
Medi-Force, Inc.

                              SCHEDULE 2.02(a)(i)

                          CERTAIN STRATEGIX BUSINESS

CUSTOMER CONTRACTS WITH THE FOLLOWING ENTITIES:

     CitiBank
     3M
     Bechtel National, Inc.
     EDS
     BellSouth
     Blue Cross/Blue Shield
     Chase
     Commonwealth of Virginia
     State of Florida Department of Transportation
     SLS, Inc.
     First Union
     Fleet & Industrial Supply Center
     Prime Co.
     SAIC
     Syscon
     United Services Automobile Association
     Varian
     Mecklenburg County
     Duke Power Company
     Nassau County Medical Center
     Times Mirror Company
     Discovery Communications, Inc.
     Scientific-Atlanta, Inc.
     NCR Retail Systems Group
     CIBA Vision Corporation
     First USA
     Zeneca, Inc.
     Sea Land Services, Inc. and CSX Corporation
     Perdue Office Interiors
     Granotec
     Florida International Museum, Inc.
     Distribution & Auto Service, Inc.
     The First National Bank of Chicago
     Ryder Integrated Logistics, Inc.
     Centura Bank
     Bell South Communications, Inc.
     ADP Investor Services
     CitiBank
     Zurich Insurance Company
     Technology Services Solutions

THE FOLLOWING COMPUTER-RELATED AGREEMENTS:

     Master Agreement between AccuStaff Incorporated and Avnet Computer Division of Avnet, Inc.

     Customer Agreement between AccuStaff Incorporated and IBM

     License between Informix and AccuStaff Incorporated

     Microsoft License between Microsoft and AccuStaff Incorporated

     Software License between Oracle and AccuStaff Incorporated

     License between PeopleSoft and AccuStaff Incorporated

     Service Agreement between Resumix, Inc. and AccuStaff Incorporated

     License between Resumix, Inc. and AccuStaff Incorporated

     Lease between Sun Financial and AccuStaff Incorporated

     List of Programs between Support Magic and AccuStaff Incorporated

     Amendment to License between Symantec and AccuStaff Incorporated

     License between Unison Software and AccuStaff Incorporated

THE FOLLOWING FRANCHISE AGREEMENTS:

     License Agreement between Temp Force, Inc. and Anton Wood Associates, Inc.

     Franchise Agreement between Temps & Co. Services, Inc. and Frazee-Snipes, Inc.

     Franchise Agreement between Temps & Co. Services, Inc. and Sherry & Co.

     License Agreement between Career Employment Services, Inc. and Annette Donaldson

     Franchise Agreement between Temps & Co. Services, Inc. and WRL, Inc.

     License Agreement between Temp Force, Inc. and Sheila McNeely

     Amended and Restated License Agreement between Temp Force, Inc. and James and Camilla Nessle

     License Agreement between Career Employment Services, Inc. and Kevin M. Courtney and James L. Hammer

     License Agreement between Temp Force, Inc. and John Milkint

     Franchise Agreement between Temps & Co. Services, Inc. and Doris Lockhart

     License Agreement between Career Employment Services, Inc. and Career Center, Inc.

     License Agreement between Career Employment Services, Inc. and Stagg and Crociani Personnel

     License Agreement between Temp Force, Inc. and Steven Frankovitz

     License Agreement between Career Employment Services, Inc. and J&B Placement Services, Inc.

     License Agreement between Temp Force, Inc. and Roger Showers

     License Agreement between Temp Force, Inc. and Guy Bradley and Stephen Weismueller

     License Agreement between Temp Force, Inc. and R&L Personnel

     Franchise Agreement between Temps & Co. Services, Inc. and American National Services Corp.

     Agreement between Temp Force, Inc. and Nichols and Associates, Inc.

     License Agreement between Temp Force, Inc. and Paulette Stamp and Sharon Hilligoss

     Franchise Agreement between Temps & Co. Services, Inc. and G. Michael Smith

     Franchise Agreement between Temps & Co. Services, Inc. and Donna Turner

     License Agreement between Temp Force, Inc. and Sheila M. Neely

     License Agreement between Career Employment Services, Inc. and Robert Flowers and Marsha Flowers

     License Agreement between Career Employment Services, Inc. and Hebing Professional (Agency), Inc.

     License Agreement between Temp Force, Inc. and Marmel, Inc.

     Franchise Agreement between Temps & Co. Services, Inc. and Sandra Eischen

     License Agreement between Career Employment Services, Inc. and Donald Carnegie

     License Agreement between Career Employment Services, Inc. and Patricia and Anthony Longo

     Franchise Agreement between Temps & Co. Services, Inc. and William & Linda Logan

     AccuStaff Licensing Agreement between Temp Force, Inc. and E&K Personnel, Inc.

                               SCHEDULE 7.03(d)

                       DEDUCTIBLES UNDER SHARED POLICIES

                                   EXHIBIT A

                         TAX DISAFFILIATION AGREEMENT

                                   EXHIBIT B

                          EMPLOYEE BENEFITS AGREEMENT

                                   EXHIBIT C

                              SERVICES AGREEMENT

                                   EXHIBIT D

                STRATEGIC MARKETING AND CROSS-SELLING AGREEMENT

                                   EXHIBIT E

                       TRANSFERRED TRADENAMES AND LOGOS


                                      -37-